Exhibit 99.1
News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Vice President– Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIEs ANNOUNCES EXERCISE OF COMPANY OPTIONAL EXCHANGE RIGHT UNDER 7% EXCHANGEABLE SECURED NOTES

CHATTANOOGA, Tenn. (December 1, 2021) – CBL & Associates Properties, Inc. (“CBL,” “CBL Properties” or the “Company”) (NYSE: CBL) today announced that its wholly-owned subsidiary, CBL & Associates Holdco II, LLC (the “Issuer”), had exercised its optional exchange right with respect to all of the $150 million aggregate principal amount of the Issuer’s 7% Exchangeable Secured Notes due 2028 (the “Exchangeable Notes”).  The Issuer has notified holders that the exchange date will be January 28, 2022, and the settlement date for the exchange will be February 1, 2022. Under the terms of the indenture governing the Exchangeable Notes, the Issuer has until January 31, 2022, to determine whether holders shall receive shares of CBL common stock, cash or a combination of both on the settlement date; however, the Issuer currently expects to deliver shares of CBL common stock.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market‑dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 99 properties totaling 63.0 million square feet across 24 states, including 61 high-quality enclosed malls, outlet and lifestyle retail centers as well as open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

CBL_Corp

-END-